EX-11
EARNINGS PER SHARE

Exhibit 11.     Statement Re: Computation of Per Share Earnings

                                         Three months ended   Nine months ended
                                        10/30/99   10/31/98   10/30/99  10/31/98
                                        --------   --------   --------  --------
Basic EPS Computation
  Numerator:                             $ 2,692   $(8,746)   $ 1,294  $(14,892)
   Net income (loss)
  Denominator:
   Weighted average common shares         16,018    15,867     15,997    15,789
   outstanding
                                        --------   --------   -------   --------
     Basic EPS                           $  0.17   $ (0.55)   $  0.08   $ (0.94)
                                        ========   ========   =======   ========

Diluted EPS Computation
  Numerator:                             $ 2,692   $(8,746)   $ 1,294  $(14,892)
   Net income (loss)
  Denominator:
    Weighted average common shares        16,018    15,867     15,997    15,789
    outstanding
   Stock options, excluding anti-dilutive
    options of 115 shares and 66 shares for
    the three and nine months ended
    October 31, 1998, respectively            82       --         117      --
                                        --------   --------   -------   --------
  Total Shares                            16,100   15,867      16,114    15,789
                                        --------   --------   -------   --------
     Diluted EPS                         $  0.17   $ (0.55)   $  0.08   $ (0.94)
                                        ========   ========   =======   ========